AURELIO ANNOUNCES MAJOR CONSOLIDATION OF LAND POSITION IN THE TURQUOISE MINING DISTRICT, ARIZONA

LITTLETON, COLORADO, August 15, 2007	News Release #07-14

Aurelio Resource Corporation (OTCBB : AULO Frankfurt: F3RA) is pleased to announce that the Company has entered into a mineral lease and option agreement with the Rae family for 13 patented mining claims (covering approximately 250 acres) located on the north of the MAN area that is part of the Company’s wholly-owned Hill Copper-Zinc Project. As part of the transaction, the Company has also acquired approximately 1,037 acres of surface rights covering the entire MAN deposit with additional surface and mineral rights to the east and west of the deposit.

These acquisitions were concluded through Aurelio’s wholly owned Arizona subsidiary, Bolsa Resources, Inc. This transaction significantly expands Aurelio's property ownership, and provides the company with an opportunity to aggressively increase its resource base through its on-going drilling program.

The option agreement includes a down payment of $10,000, with additional staged payments over two years totaling $1.3 million. There is no royalty payable on production from any of the patented mining claims.

Additionally, the Company reports that it has staked an additional five unpatented BLM lode mining claims (covering approximately 76 acres) to the north and northeast of the MAN deposit. These claims are adjacent to, as well as to the east of the patented Hope claims purchased in September of 2006 covering the Courtland area.

Lastly, the Company has applied for three Arizona State Exploration Permits covering an estimated 1,360 acres. The State Exploration Permits are located to the south and southeast of the MAN deposit, and cover projected extensions along strike of high-grade, copper-zinc-silver-gold mineralization.

Aurelio now controls a total of 145 patented and unpatented claims and seven State Exploration Permits in the Turquoise Mining District, with a total land position in excess of 5,000 acres stretching more than five miles long and over one mile wide.

The Company has previously reported a potential resource of 52.3 million tons @ 0.65% copper-equivalent on the MAN claims, and an additional 8.4 million tons @ 0.65 % copper-equivalent on the Courtland claims (equaling a total of 790 million pounds of copper equivalent material). A separate resource calculation is in progress for the South Courtland area, where drilling continues to intercept significant thicknesses of oxide copper and zinc mineralization.

About The Company

Aurelio Resource Corporation is a mineral exploration and development company focused on achieving mid-tier producer status. The Company's wholly-owned Hill Copper-Zinc Project is located east of Tucson, AZ and contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. Presently, the in-house calculated resource for the entire Hill project is estimated by the Company to be nearly 800 million pounds of copper at a copper-equivalent grade of 0.65% (copper and zinc combined). Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

Contact:

Dr. Fred Warnaars	Diane Dudley
President & CEO	Investor Relations
303-795-3030	303.945.7273 (direct)
800.803.1371	303.945.7270 (fax)

For additional information, please visit our website (www.aurelioresource.com) and/or send an email to Dianed@aurelioresource.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include: in-house estimated resources for the MAN and Courtland areas of the Hill Copper-Zinc Project; and, that a resource estimate is currently underway for the South Courtland area.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that our estimates of mineral resources are inaccurate; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB and 10-QSB filed with the Securities and Exchange Commission.